Filed Pursuant to Rule 433
Registration Nos. 333-284087 & 333-284087-04

Hyundai Auto Receivables Trust 2026-A (HART 2026-A)

Joint Bookrunners: BofA (struc), Credit Agricole, MUFG, SMBC and Wells Fargo

Co-Managers : HSBC and TD

Anticipated Capital Structure:

CLS	SIZE(mm)	WAL	S/F	BENCH	YIELD	PRICE	CPN
A-1	439.980	0.24	A-1+/F1+	I-CRV + 14	3.820	100.00000	3.82
A-2A	473.990	1.07	AAA/AAA	I-CRV + 34	3.746	99.99262	3.71
A-2B	300.000	1.07	AAA/AAA	SOFR30A + 34		100.00000
A-3	773.990	2.46	AAA/AAA	I-CRV + 34	3.823	99.99325	3.79
A-4	103.440	3.65	AAA/AAA	I-CRV + 36	3.937	99.98275	3.90
B	40.610	3.98	AA+/AA+	I-CRV + 53	4.137	99.99349	4.10
C	67.690	4.21	AA/A+	I-CRV + 73	4.358	99.96563	4.31

Bill & Deliver : BofA	Offered Size : $2,199.70mm
Expected Ratings: S&P, Fitch	BBG Ticker : HART 2026-A
ERISA Eligible : Yes	Format : SEC Registered
Expected Settle : 02/18/26	First Pay : 03/16/26
CUSIPs A-1 : 448981AA8	RR Compliance: US – Yes, EU - No
A-2A : 448981AB6	Min Denoms : $1k x $1k
A-2B : 448981AC4	Pricing Speed: 1.3% ABS to 5% Optional Redemption
A-3 : 448981AD2	A2-A4 EOD : Sequential
A-4 : 448981AE0
B : 448981AF7
C : 448981AG5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.